GPR
Gerson, Preston, Robinson
& Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS
MIAMI BEACH OFFICE
666 SEVENTY-FIRST STREET
MIAMI BEACH, FLORIDA 33141

February 19, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: BevSystems International, Inc.

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Bevsystems International, Inc. and Gerson, Preston, Robinson & Company, P.A. ceased as of February 14, 2003 in regards to all accounting and auditing services and all quarterly reports up through and including September 29, 2002. For the most recent fiscal year and any subsequent interim period through Gerson, Preston, Robinson & Company, P.A.‘s dismissal on February 14, 2003, there has been no disagreement between the Company and Gerson, Preston, Robinson & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gerson, Preston, Robinson & Company, P.A. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated February 19, 2003 of BevSystems International, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

/s/ Gerson, Preston, Robinson & Company, P.A. CERTIFIED PUBLIC ACCOUNTANTS